Exhibit 10.3

$1,500,000,000

3-YEAR CREDIT AGREEMENT

among

DOMINION RESOURCES, INC.,
VIRGINIA ELECTRIC AND POWER COMPANY,
CONSOLIDATED NATURAL GAS COMPANY,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK,
as Administrative Agent,

BARCLAYS BANK PLC,
as Syndication Agent,

and

BANK OF AMERICA, N.A.
THE BANK OF NOVA SCOTIA AND
CITIBANK, N.A.

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC. AND

BARCLAYS CAPITAL,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of May 27, 2004

SCHEDULES

Schedule 1.1A Commitment Percentages
Schedule 1.1B Eligible Dealers
Schedule 7.8 Indebtedness
Schedule 12.1 Notices

EXHIBITS

Exhibit 2.1(b)(ii) Form of Competitive Bid Request
Exhibit 2.2(a) Form of Notice of Borrowing
Exhibit 2.2(c) Form of Notice of Conversion/Continuation
Exhibit 2.6(a) Form of Revolving Loan Note
Exhibit 2.6(b) Form of Competitive Bid Loan Note
Exhibit 6.1(c) Form of Closing Certificate
Exhibit 6.1(f) Form of Legal Opinion
Exhibit 8.1(c) Form of Officer's Certificate
Exhibit 12.3 Form of Assignment Agreement

3-YEAR
CREDIT AGREEMENT

3-YEAR CREDIT AGREEMENT (this "Credit Agreement"), dated as of May 27, 2004 among DOMINION RESOURCES, INC., a Virginia corporation, VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia corporation, CONSOLIDATED NATURAL GAS COMPANY, a Delaware corporation (each of the above, individually, a "Borrower" and collectively, the "Borrowers"), the several banks and other financial institutions from time to time parties to this Credit Agreement (each a "Lender" and, collectively, the "Lenders"), JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"), BARCLAYS BANK PLC, as Syndication Agent, and BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA and CITIBANK, N.A., as Co-Documentation Agents.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

"Absolute Rate Competitive Bid Loan" means a Competitive Bid Loan bearing interest at a fixed percentage rate per annum as requested by the relevant Borrower and as specified in the Competitive Bid made by the Lender in connection with such Competitive Bid Loan.

"Adjusted Base Rate" means with respect to any Borrower the Base Rate plus the Base Rate Interest Margin for the relevant Borrower.

"Adjusted Eurodollar Rate" means with respect to any Borrower the Eurodollar Rate plus the Eurodollar Rate Interest Margin for the relevant Borrower.

"Administrative Agent" means JPMorgan Chase Bank and any successors and assigns in such capacity.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

"Applicable L/C Floor Fee" means a fixed percentage based on the Borrower's Ratings, as set forth under the heading "Applicable L/C Floor Fee" in the table included in the definition of Interest Margin.

"Application" means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

"Asset Swap Spread" for any Borrower on any day means the amount in basis points resulting from the conversion by the Administrative Agent of the Price of the applicable Benchmark Bond (if four or more price quotes are received) into an asset swap spread using the Bloomberg "YAS" screen as follows: The Price will be entered in the "PRICE" field, the appropriate settlement date (which will be the third Business Day after the date such Price is determined) will be entered into the "SETTLE" field, and "I52" will be entered in the "CRV#" field. The resulting amount in the "ASSET SWAP" field, rounded to the nearest basis point, is the Asset Swap Spread. If fewer than four quotes are obtained, the Asset Swap Spread for such day will be equal to the applicable Ceiling for such Borrower. If the Bloomberg YAS function shall not be available, the Administrative Agent will solicit spot mid swap rates of a maturity that matches the maturity of the applicable Benchmark Bond ("Spot Mid Swap Rates") from J.P. Morgan Securities Inc. and two other Eligible Dealers. The Asset Swap Spread for such day will be equal to the implied yield derived from the Price minus the average of the three Spot Mid Swap Rates, rounded to the nearest basis point.

"Average Asset Swap Spread" for any Interest Period for any Eurodollar Revolving Loan means the arithmetic average of the two daily Asset Swap Spreads resulting from the Pricing Polls for the applicable Notice Date.

"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

"Base Rate" means, for any day, a simple rate per annum equal to the greater of (a) the Prime Rate for such day or (b) the sum of one-half of one percent (.50%) plus the Federal Funds Rate for such day.

"Base Rate Interest Margin" means for any day an interest margin equal to the Ceiling for the relevant Borrower minus 100 basis points per annum.

"Base Rate Loan" means a Loan that bears interest at an Adjusted Base Rate.

"Benchmark Bond" means the DRI Benchmark Bond, the VaPower Benchmark Bond or the CNG Benchmark Bond, as applicable.

If (a) any Benchmark Bond shall no longer be outstanding for any reason, including maturity, redemption or repurchase, (b) any Borrower shall issue a new senior, unsecured, non-credit-enhanced obligation having liquidity and tenor deemed more acceptable to the Administrative Agent, (c) the Administrative Agent shall receive a written request from any Borrower requesting that the Administrative Agent replace such Borrower's Benchmark Bond with another Acceptable Obligation of that Borrower, and the Administrative Agent so agrees in its sole discretion or (d) the Administrative Agent shall determine that, as a result of changes in the liquidity of any Benchmark Bond, price quotes for a Benchmark Bond are not consistently available, and if in any such case one or more other (i.e. other than the applicable Benchmark Bond) acceptable debt securities of any Borrower ("Acceptable Obligations") shall be outstanding for which price quotes are likely, in the judgment of the Administrative Agent, to be consistently available, then the Administrative Agent, in consultation with that Borrower, will replace that Benchmark Bond with another Acceptable Obligation of that Borrower. If the Administrative Agent shall determine that no Acceptable Obligation is outstanding for a Borrower, the Eurodollar Rate Interest Margin for that Borrower will equal the Ceiling.

"Borrower" has the meaning set forth in the preamble hereof.

"Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Capitalization" means the sum of (a) Total Funded Debt plus (b) Net Worth.

"Ceiling" means for any day for any Borrower the sum of the Floor plus the Maximum Spread Adjustment for such Borrower, in each case based on such Borrower's Ratings and as set forth in the definition of Interest Margin.

"Change of Control" means with respect to Dominion Resources the direct or indirect acquisition by any person (as such term is defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of the outstanding shares of the capital stock of Dominion Resources entitled to vote generally for the election of directors of Dominion Resources, and with respect to any other Borrower, either such Borrower shall cease to be a Subsidiary of Dominion Resources or a Change of Control shall occur with respect to Dominion Resources.

"Closing Date" means the date hereof.

"CNG" means Consolidated Natural Gas Company, a Delaware corporation and its successors and permitted assigns.

"CNG Benchmark Bond" means Consolidated Natural Gas' 5.00% Senior Notes due March 1, 2014 (CUSIP No. 209615BZ5)

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" means, with respect to each Lender, such Lender's share of the Revolving Loan Commitment based upon such Lender's Commitment Percentage.

"Commitment Fee" has the meaning set forth in Section 3.4(a).

"Commitment Fee Rate" means, for Commitment Fees payable by DRI, the appropriate percentages, in each case, corresponding to the senior, unsecured, non-credit-enhanced obligations of DRI in effect from time to time as shown below:

Category	Senior, Unsecured, Non-Credit-Enhanced Obligations of DRI	Commitment Fee
I.	≥A from S&P or	0.100%
	≥A2 from Moody's
II.	A- from S&P or	0.125%
	A3 from Moody's
III.	BBB+ from S&P or	0.150%
	Baa1 from Moody's
IV.	BBB from S&P or	0.175%
	Baa2 from Moody's
V.	BBB- from S&P or	0.200%
	Baa3 from Moody's
VI.	≤BB+ from S&P or	0.300%
	≤Ba1 from Moody's

Notwithstanding the above, if at any time there is a split in Ratings of one level, related to Categories I through V, between S&P and Moody's, the Commitment Fee in effect at any time will be determined based upon the higher rating, and if at any time there is a split in Ratings of two or more levels, related to Categories I through V, between S&P and Moody's, the Commitment Fee in effect at any time shall be determined based upon the Ratings level that is one level below the higher of the S&P or Moody's rating. If at any time either S&P or Moody's rates DRI at a Category VI level, the Commitment Fee in effect at any time will be based on Category VI levels.

Each Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall notify each Lender), at the address set forth on Schedule 12.1, information regarding any change in its Ratings with respect to such Borrower within five Business Days of receipt of such information. The Administrative Agent may assume that Ratings remain in effect unless a Borrower notifies the Administrative Agent in writing that a Rating of a Borrower has changed.

Based on DRI's Ratings as of the Closing Date, Category III level pricing will apply as of the Closing Date.

"Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on Schedule 1.1A attached hereto, as such percentage may be modified by assignment in accordance with the terms of this Credit Agreement.

"Commitment Period" means the period from the Closing Date to the Maturity Date.

"Competitive Bid" means an offer by a Lender to make a Competitive Bid Loan to a Borrower pursuant to the terms of Section 2.1(b) hereof.

"Competitive Bid Loan" means a Loan made by a Lender to a Borrower in its discretion pursuant to the provisions of Section 2.1(b) hereof.

"Competitive Bid Loan Notes" means with respect to any Borrower the promissory notes of such Borrower in favor of each Lender evidencing the Competitive Bid Loans made to such Borrower and substantially in the form of Exhibit 2.6(b), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

"Competitive Bid Rate" means, as to any Competitive Bid made by a Lender to a Borrower in accordance with the provisions of Section 2.1(b) hereof, the rate of interest offered by the Lender making the Competitive Bid (which for a Eurodollar Competitive Bid Loan shall be a rate of interest determined by reference to the Eurodollar Rate).

"Competitive Bid Request" means a request by a Borrower for Competitive Bids in the form of Exhibit 2.1(b)(ii).

"Competitive Bid Request Fee" means $2,500 for each Competitive Bid Request made by a Borrower.

"Consolidated Subsidiary" means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

"Controlled Group" means with respect to each Borrower (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which such Borrower is a part or may become a part.

"Credit Documents" means this Credit Agreement, the Notes, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

"Credit Exposure" has the meaning set forth in the definition of "Required Lenders" below.

"Default" means with respect to each Borrower any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default by such Borrower.

"Defaulting Lender" means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

"Dollar", "dollar" and "$" means lawful currency of the United States.

"Dominion Resources or DRI" means Dominion Resources, Inc., a Virginia corporation, and its successors and permitted assigns.

"DRI Benchmark Bond" means Dominion Resources, Inc.'s 5.00% Senior Notes due March 15, 2013 (CUSIP No. 25746UAM1).

"Effective Date" has the meaning set forth in Section 12.15 hereof.

"Eligible Assignee" means (a) any Lender or Affiliate or Subsidiary of a Lender and (b) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 4.4(d) to the extent that it may lawfully do so and that is approved by the Administrative Agent and DRI (such approval not to be unreasonably withheld or delayed); provided that (i) DRI's consent is not required pursuant to clause (a) or, with respect to clause (b), during the existence and continuation of a Default or an Event of Default, (ii) no person or entity shall be an Eligible Assignee without the consent of the Issuing Lenders, which consent may be given or withheld in the sole discretion of the Issuing Lenders and (iii) neither the Borrowers nor any Affiliate or Subsidiary of the Borrowers shall qualify as an Eligible Assignee.

"Eligible Dealer" means the dealers listed on Schedule 1.1B, attached hereto, as such dealers may be replaced or added to with the consent of the Administrative Agent and DRI.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

"ERISA Affiliate" means with respect to each Borrower each person (as defined in Section 3(9) of ERISA) which together with such Borrower or any Subsidiary of such Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) and (o) of the Code.

"Eurodollar Competitive Bid Loan" means a Competitive Bid Loan bearing interest at a fixed rate of interest determined by reference to the Eurodollar Rate as requested by the relevant Borrower and as specified in the Competitive Bid made by the Lender in connection with such Competitive Bid Loan.

"Eurodollar Loans" means a Loan that bears interest at the Eurodollar Rate (including a Eurodollar Competitive Bid Loan).

"Eurodollar Rate" means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

"Eurodollar Rate" = Interbank Offered Rate

                              1 - Eurodollar Reserve Percentage

"Eurodollar Rate Interest Margin" for any Interest Period for a Eurodollar Revolving Loan means an interest margin equal to the greater of (a) the applicable Floor or (b) the applicable Average Asset Swap Spread, in each case for the relevant Borrower, provided that such interest margin shall in no event be greater than the Ceiling.

"Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

"Eurodollar Revolving Loan" means a Revolving Loan bearing interest at a rate of interest determined by reference to the Eurodollar Rate.

"Event of Default" with respect to any Borrower has the meaning specified in Section 9.1.

"Exchange Act" means the Securities and Exchange Act of 1934, as amended.

"Federal Funds Rate" means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Fee Payment Date" shall mean (a) the first Business Day of each January, April, July and October and (b) the Maturity Date.

"First Mortgage Bond Indenture" means the first mortgage bond indenture, dated November 1, 1935, by and between VaPower and The Chase Manhattan Bank, as supplemented and amended.

"Floor" for any day for any Borrower means the minimum Eurodollar Rate Interest Margin, based on such Borrower's Ratings, as set forth under the heading "Floor" in the table included in the definition of Interest Margin.

"Funded Debt" means, as to any Person, without duplication: (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding letters of credit, bankers' acceptances, Non-Recourse Debt, Mandatorily Convertible Securities and Trust Preferred Securities), (b) all capital lease obligations (including Synthetic Lease Obligations) of such Person and (c) all Guaranty Obligations of Funded Debt of other Persons.

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

"Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Granting Lender" has the meaning set forth in Section 12.18 hereof.

"Group Facility" means (i) the 3-Year Credit Agreement, dated as of May 20, 2002, among Dominion Resources, Inc., Virginia Electric and Power Company and Consolidated Natural Gas, the lenders from time to time parties thereto or (ii) the 364-Day Credit Agreement, dated as of August 20, 2003, among Consolidated Natural Gas, the lenders from time to time parties thereto, Barclays Bank PLC, as Administrative Agent and Barclays Bank PLC and Bank One, N.A., as Syndication Agents, in each case as such agreements may be amended from time to time.

"Guaranty Obligations" means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, any obligation (a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or (b) entered into primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof (such as, for example, but without limitation, an agreement to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet conditions of such other Person, including, without limitation, maintenance agreements, comfort letters or similar agreements or arrangements, or to lease or purchase property, securities or services) if such obligation would constitute an indirect guarantee of indebtedness of others, the disclosure of which would be required in the relevant Borrower's financial statements under GAAP; provided, however, that the term Guaranty Obligations shall not include (i) endorsements for deposit or collection in the ordinary course of business, (ii) obligations under purchased power contracts or (iii) obligations of such Borrower otherwise constituting Guaranty Obligations under this definition to provide contingent equity support, to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise in respect of any Subsidiary or Affiliate of such Borrower in connection with the non-utility nonrecourse financing activities of such Subsidiary or Affiliate.

"Indebtedness" means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds, deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of a Borrower or any of its Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all Guaranty Obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers' acceptances.

"Indenture" means the Indenture dated as of April 1, 1995 between CNG and United States Trust Company of New York, as Trustee, as in effect on the date hereof and without giving effect to any modifications or supplements thereto, or terminations thereof, after the date hereof.

"Interbank Offered Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

"Interest Margin" means, for Revolving Loans made to and Letter of Credit Fees payable by each Borrower, the appropriate percentages, in each case, corresponding to the senior, unsecured, non-credit-enhanced obligations of the relevant Borrower in effect from time to time as shown below:

Category	Senior, Unsecured, Non-Credit-Enhanced Obligations of Borrower	Applicable L/C Floor Fee	Floor	Maximum Spread Adjustment
I.	≥A from S&P or	.550%	0.350%	1.00%
	≥A2 from Moody's
II.	A- from S&P or	.675%	0.500%	1.00%
	A3 from Moody's
III.	BBB+ from S&P or	.875%	0.625%	2.00%
	Baa1 from Moody's
IV.	BBB from S&P or	1.000%	0.750%	2.00%
	Baa2 from Moody's
V.	BBB- from S&P or	1.250%	0.875%	2.00%
	Baa3 from Moody's
VI.	≤BB+ from S&P or	1.875%	1.500%	5.00%
	≤Ba1 from Moody's

provided, that the Eurodollar Rate Interest Margin applicable to a Revolving Loan, once determined, shall remain set for the duration of the selected Interest Period.

Notwithstanding the above, if at any time there is a split in Ratings of one level, related to Categories I through V, between S&P and Moody's, the Floor and Maximum Spread Adjustment in effect at any time will be determined based upon the higher rating, and if at any time there is a split in Ratings of two or more levels, related to Categories I through V, between S&P and Moody's, the Floor and Maximum Spread Adjustment in effect at any time shall be determined based upon the Ratings level that is one level below the higher of the S&P or Moody's rating. If at any time either S&P or Moody's rates a Borrower at a Category VI level, the Floor and Maximum Spread Adjustment in effect at any time will be based on Category VI levels.

Each Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall notify each Lender), at the address set forth on Schedule 11.1, information regarding any change in its Ratings with respect to such Borrower within five Business Days of receipt of such information. The Administrative Agent may assume that Ratings remain in effect unless a Borrower notifies the Administrative Agent in writing that a Rating of a Borrower has changed.

"Interest Payment Date" means (a) as to Base Rate Loans of any Borrower, the last day of each fiscal quarter of such Borrower and on the Maturity Date, (b) as to Eurodollar Loans of any Borrower, on the last day of each applicable Interest Period and on the Maturity Date and (c) as to Absolute Rate Competitive

Bid Loans of any Borrower, on the last day of the Interest Period for each Absolute Rate Competitive Bid Loan and on the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Payment Date shall be deemed to be the immediately preceding day.

"Interest Period" means, (a) as to Eurodollar Loans, a period of 14 days (in the case of new money borrowings) and one, two or three months' duration, as the relevant Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Revolving Loans) and (b) with respect to Absolute Rate Competitive Bid Loans, a period beginning on the date the Absolute Rate Competitive Bid Loan is made and ending on the date specified in the respective Competitive Bid whereby the offer to make such Absolute Rate Competitive Loan was extended, which shall not be less than 7 days nor more than 360 days duration; provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Period shall end on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

"Issuing Lender" means, with respect to any Letter of Credit, the issuer thereof, which shall be JPMCB or Barclays Bank PLC, or any affiliate thereof, in its capacity as issuer of any Letter of Credit.

"JPMCB" means JPMorgan Chase Bank.

"L/C Commitment" means $500,000,000.

"L/C Interest Margin" for any Letter of Credit means the percentage equal at all time to the higher of:

(a) the Applicable L/C Floor Fee; and

(b) whichever of the following shall apply:

        if Eurodollar Loans are outstanding under this Credit Agreement, the Eurodollar Rate Interest Margin (and, if more than one Eurodollar Rate Interest Margin is then in effect, the most recently determined of such Eurodollar Rate Interest Margin); or
        if the only Loans outstanding under this Credit Agreement are Base Rate Loans, the Base Rate Interest Margin; or
        if no Loans are outstanding under the Credit Agreement, but revolving loans are outstanding to any Borrower under any Group Facility, a variable percentage equal to the Average Asset Swap Spread (but in any event no greater than the Ceiling), determined on the date such revolving loans are made and on the first day of each subsequent interest period applicable thereto;

provided, however, that if at any time there shall be no Loans outstanding under this Credit Agreement and no revolving loans outstanding to any Borrower under any Group Facility, the L/C Interest Margin shall be determined pursuant to clause (a) above. The L/C Interest Margin shall change on any day on which the calculation thereof would change by reason of the making, prepayment or repayment of Eurodollar Loans, Base Rate Loans or revolving loans under any Group Facility as set forth above.

"L/C Obligations" means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 5.5.

"L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

"Lenders" means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 11.3.

"Letter of Credit" has the meaning set forth in Section 5.1(a).

"Letter of Credit Fees" has the meaning set forth in Section 5.3(a).

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

"Loan" means any loan made by any Lender pursuant to this Agreement.

"Mandatorily Convertible Securities" means any mandatorily convertible equity-linked securities issued by a Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under the Credit Agreement.

"Material Adverse Effect" means with respect to any Borrower a material adverse effect, after taking into account applicable insurance, if any, on (a) the operations, financial condition or business of such Borrower, (b) the ability of such Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents against such Borrower, or the rights and remedies of the Lenders against such Borrower hereunder or thereunder; provided, however, that a transfer of assets permitted under and in compliance with Section 9.3 shall not be considered to have a Material Adverse Effect.

"Material Subsidiary" shall mean with respect to any Borrower, a Subsidiary of such Borrower whose total assets (as determined in accordance with GAAP) represent at least 20% of the total assets of such Borrower, on a consolidated basis.

"Maturity Date" means the third anniversary of the Closing Date.

"Maximum Spread Adjustment" for any day for any Borrower means the percentage as set forth under the headings "Maximum Spread Adjustment" in the table included in the definition of Interest Margin.

"Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period but only with respect to the period during which such Person was a member of the Controlled Group.

"Net Worth" means with respect to any Borrower, as of any date, the shareholders' equity or net worth of such Borrower and its Consolidated Subsidiaries (including, but not limited to, the value of any Mandatorily Convertible Securities and Trust Preferred Securities), on a consolidated basis, as determined in accordance with GAAP.

"Non-Recourse Debt" means Indebtedness (a) as to which no Borrower (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender; (b) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of any Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of any Borrower and the relevant legal documents so provide.

"Notes" means the collective reference to the Revolving Loan Notes and the Competitive Bid Loan Notes of the Borrowers.

"Notice Date" has the meaning set forth in Section 2.2(b) hereof.

"Notice of Borrowing" means a request by a Borrower for a Loan in the form of Exhibit 2.2(a).

"Notice of Continuation/Conversion" means a request by a Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.2(c).

"Other Taxes" has the meaning set forth in Section 4.4(b) hereof.

"PBGC" means the Pension Benefit Guaranty Corporation established under ERISA and any successor thereto.

"Pension Plans" has the meaning set forth in Section 8.8 hereof.

"Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means any single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of a Borrower.

"Price" means, for any Benchmark Bond on any Business Day on which a Pricing Poll occurs, the Dollar price resulting from bid quotes solicited beginning at 2:00 p.m. (or such other time as may be set by the Administrative Agent) on such Business Day. If (a) five quotes are received, the Price for such Benchmark Bond for such day shall be the arithmetic average, as computed by the Administrative Agent, of the three quotes remaining after the highest and lowest quotes are excluded, or (b) four quotes are obtained, the Price for such Benchmark Bond for such day shall be the arithmetic average, as computed by the Administrative Agent, of the three quotes remaining after the lowest quote is excluded. The Administrative Agent agrees to solicit such quotes on each of the two Business Days immediately following a Notice Date; provided, that upon receipt by the Administrative Agent of written consent from the relevant Borrower, the Eurodollar Rate Interest Margin for such Borrower will equal the Ceiling and no Pricing Poll shall be required.

"Pricing Poll" means the solicitation by the Administrative Agent on each of the two Business Days immediately following the Notice Date of Prices for the Benchmark Bonds from five Eligible Dealers as selected by DRI.

"Prime Rate" means the per annum rate of interest established from time to time by JPMCB at its principal office in New York, New York as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

"Ratings" means the rating assigned by S&P or Moody's to a Borrower based on such Borrower's senior, unsecured, non-credit-enhanced obligations.

"Register" has the meaning set forth in Section 12.3(c).

"Regulation A, D, T, U or X" means Regulation A, D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Reimbursement Obligation" means the obligation of the Borrowers to reimburse the Issuing Lenders pursuant to Section 5.5 for amounts drawn under Letters of Credit.

"Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

"Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Commitment Percentage of such Lender multiplied by the Revolving Loan Commitment and (b) at any time after the termination of the Commitments, (i) the outstanding amount of Loans owed to such Lender and (ii) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the relevant Borrower, but in any event, with respect to financial matters, the chief financial officer of the relevant Borrower.

"Revolving Loan" means a Loan made by the Lenders to a Borrower pursuant to Section 2.1(a) hereof.

"Revolving Loan Commitment" means One Billion Five Hundred Million Dollars ($1,500,000,000), as such amount may be otherwise reduced in accordance with Section 2.5.

"Revolving Loan Notes" means with respect to any Borrower the promissory notes of such Borrower in favor of each Lender evidencing the Revolving Loans made to such Borrower and substantially in the form of Exhibit 2.6(a), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

"S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

"Solvent" means, with respect to any Person as of a particular date, that on such date (a) the fair saleable value (on a going concern basis) of such Person's assets exceeds its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due, (c) such Person does not have unreasonably small capital with which to satisfy all of its current and reasonably anticipated obligations and (d) such Person does not intend to incur nor does it reasonably anticipate that it will incur debts beyond its ability to pay as such debts become due.

"Spot Mid Swap Rates" has the meaning set forth in the definition of "Asset Swap Spreads".

"SPV" has the meaning set forth in Section 11.18 hereof.

"Stated Amount" of each Letter of Credit means, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could be met).

"Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

"Synthetic Lease" means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for federal income tax purposes as the owner.

"Synthetic Lease Obligation" means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

"Taxes" has the meaning set forth in Section 4.4(a).

"Total Funded Debt" means with respect to each Borrower all Funded Debt of such Borrower and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

"Trust Preferred Securities" means the trust preferred securities issued by one of the five subsidiary capital trusts established by any of the Borrowers outstanding on the date hereof and reflected as such in the financial statements of Dominion Resources for the fiscal year ended December 31, 2003, and any additional trust preferred securities that are substantially similar thereto, along with the junior subordinated debt obligations of the Borrowers, so long as (a) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under the Credit Agreement, (b) such securities are subordinated and junior in right of payment to all obligations of the Borrowers for or in respect of borrowed money and (c) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments, in each case to substantially the same extent as such currently outstanding preferred securities or on similar terms customary for trust preferred securities and not materially less favorable to the interests of the Borrowers or the Lenders.

"Utilized Revolving Commitment" means, for any Borrower for any day from the Closing Date to the Maturity Date, an amount equal to the sum of (a) the aggregate principal amount of all Loans outstanding on such day to such Borrower and (b) the aggregate L/C Obligations then outstanding.

"VaPower" means Virginia Electric and Power Company, a Virginia corporation and its successors and assigns.

"VaPower Benchmark Bond" means Virginia Electric and Power Company's 4.750% Senior Notes due March 1, 2013 (CUSIP No. 927804EU4).

"Wholly Owned Subsidiary" means, as to any Person, any other Person all of the Capital Stock of which (other than de minimis directors' qualifying shares or local ownership shares required by law and outstanding publicly owned preferred stock of VaPower) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Computation of Time Periods; Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Credit Agreement to "Sections", "Schedules" and "Exhibits" shall be to Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specified.

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(g)); provided, however, if (a) a Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by such Borrower to the Lenders as to which no such objection shall have been made.

1.4 Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

SECTION 2. LOANS

2.1 Revolving Loan Commitment.

a. Revolving Loans

Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to each Borrower in U.S. dollars, at any time and from time to time, during the Commitment Period (each a "Revolving Loan" and collectively the "Revolving Loans"); provided that (i) the sum of the aggregate amount of Revolving Loans plus the L/C Obligations then outstanding plus the aggregate amount of Competitive Bid Loans outstanding to the Borrowers on any day shall not exceed the Revolving Loan Commitment and (ii) with respect to each individual Lender, the Lender's pro rata share of the sum of outstanding Revolving Loans plus the L/C Obligations then outstanding on any day shall not exceed such Lender's Commitment Percentage of the Revolving Loan Commitment. Revolving Loans made to any Borrower shall be the several obligations of such Borrower. Subject to the terms and conditions of this Credit Agreement, each Borrower may borrow, repay and reborrow the amount of the Revolving Loan Commitment made to it.

b. Competitive Bid Loans Subfacility
          Competitive Bid Loans

          Subject to the terms and conditions set forth herein, a Borrower may, from time to time, during the period from the Closing Date until the date occurring seven days prior to the Maturity Date, request and each Lender may, in its sole discretion, agree to make Competitive Bid Loans to such Borrower; provided, however, that (A) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of Competitive Bid Loans outstanding to the Borrowers on any day shall not exceed the Revolving Loan Commitment and (B) if a Lender makes a Competitive Bid Loan, such Lender's obligation to make its pro rata share of any Revolving Loan shall not be reduced thereby.

          Competitive Bid Requests

          Each Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request to the Administrative Agent by 10:00 a.m. (A) with respect to a request for a Eurodollar Competitive Bid Loan, on a Business Day four Business Days prior to the date of a requested Eurodollar Competitive Bid Loan and (B) with respect to a request for an Absolute Rate Competitive Bid Loan, on a Business Day not less than one nor more than five Business Days prior to the date of the requested Absolute Rate Competitive Bid Loan. A Competitive Bid Request must be substantially in the form of Exhibit 2.1(b)(ii), shall be accompanied by the Competitive Bid Request Fee and shall specify (I) the date of the requested Competitive Bid Loan (which shall be a Business Day), (II) the amount of the requested Competitive Bid Loan, (III) whether such Borrower is requesting a Eurodollar Competitive Bid Loan or an Absolute Rate Competitive Bid Loan and (IV) the applicable Interest Period or Interest Periods requested. The Administrative Agent shall notify the Lenders of its receipt of a Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. Such Borrower may not request a Competitive Bid for more than three different Interest Periods per Competitive Bid Request nor request Competitive Bid Requests more frequently than four times every calendar month.

          Competitive Bid Procedure

          Each Lender may, in its sole discretion, make one or more Competitive Bids to the relevant Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 a.m. (A) with respect to a request for a Eurodollar Competitive Bid Loan, three Business Days prior to the date of the requested Eurodollar Competitive Bid Loan and (B) with respect to a request for an Absolute Rate Competitive Bid Loan, on the proposed date of the requested Absolute Rate Competitive Bid Loan; provided, however, that should the Administrative Agent, in its capacity as a Lender, desire to submit a Competitive Bid it shall notify such Borrower of its Competitive Bid and the terms thereof not later than 15 minutes prior to the time the other Lenders are required to submit their Competitive Bids. A Lender may offer to make all or part of the requested Competitive Bid Loan and may submit multiple Competitive Bids in response to a Competitive Bid Request. Any Competitive Bid must specify (I) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (II) the minimum (which shall be not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof) and maximum principal amounts of the requested Competitive Bid Loan or Loans which the Lender is willing to make and (III) the applicable interest rate or rates and Interest Period or Interest Periods therefor. A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify the relevant Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to such Borrower and each of the Lenders for their respective records as soon as practicable.

          Acceptance of Competitive Bids

          Each Borrower may, in its sole discretion, subject only to the provisions of this subsection (iv), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the relevant Borrower shall give oral notification of its acceptance of any or all such Competitive Bids (which shall be promptly confirmed in writing) to the Administrative Agent by 11:00 a.m. (A) with respect to a request for a Eurodollar Competitive Bid Loan, three Business Days prior to the date of the requested Eurodollar Competitive Bid Loan and (B) with respect to a request for an Absolute Rate Competitive Bid Loan, on the proposed date of the Absolute Rate Competitive Bid Loan; provided, however, (I) the failure by such Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (II) to the extent Competitive Bids are for comparable Interest Periods, such Borrower may accept Competitive Bids only in ascending order of rates, (III) the aggregate amount of Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (IV) if such Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by such Borrower to be in excess of the amount specified in the Competitive Bid Request, then such Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate and (V) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of clause (IV) of subsection (iv) hereof, then in a minimum principal amount of $500,000 and integral multiples of $100,000 (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (IV) of subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of such Borrower. A notice of acceptance of a Competitive Bid given by a Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than noon (A) with respect to a Eurodollar Competitive Bid Loan, three Business Days prior to the date of such Eurodollar Competitive Bid Loan and (B) with respect to a Absolute Rate Competitive Bid Loan, on the proposed date of such Competitive Bid Loan, notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

          Funding of Competitive Bid Loans

          Each Lender which is to make a Competitive Bid Loan shall make its Competitive Bid Loan available to the Administrative Agent by 2:00 p.m. on the date specified in the Competitive Bid Request by deposit of immediately available funds at the office of the Administrative Agent in New York, New York or at such other address as the Administrative Agent may designate in writing. The Administrative Agent will, upon receipt, make the proceeds of such Competitive Bid Loans available to the relevant Borrower.

          Maturity of Competitive Bid Loans

Each Competitive Bid Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto. Unless the relevant Borrower shall give notice to the Administrative Agent otherwise (or repays such Competitive Bid Loan), or a Default or Event of Default with respect to such Borrower exists and is continuing, such Borrower shall be deemed to have requested Revolving Loans from all of the Lenders (in the amount of the maturing Competitive Bid Loan and accruing interest at the Base Rate), the proceeds of which will be used to repay such Competitive Bid Loan.

2.2 Method of Borrowing for Revolving Loans

a. Base Rate Loans

By no later than 11:00 a.m. on the date of a Borrower's request for the borrowing (or for the conversion of Eurodollar Revolving Loans to Base Rate Loans), such Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount requested, (ii) the desire to have such Revolving Loans accrue interest at the Base Rate and (iii) except in the case of conversions of Eurodollar Revolving Loans to Base Rate Loans, complying in all respects with Section 6.2 hereof.

b. Eurodollar Revolving Loans

By no later than 11:00 a.m. three Business Days prior to the date of a Borrower's request for the borrowing (or for the conversion of Base Rate Loans to Eurodollar Revolving Loans or the continuation of existing Eurodollar Loans) (the "Notice

Date"), such Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount requested, (ii) the desire to have such Revolving Loans accrue interest at the Adjusted Eurodollar Rate, (iii) the Interest Period applicable thereto, and (iv) except in the case of conversions of Base Rate Loans to Eurodollar Revolving Loans or the continuation of existing Eurodollar Loans, to complying in all respects with Section 6.2 hereof.

c. Continuation and Conversion

Each Borrower shall have the option, on any Business Day, to continue existing Eurodollar Revolving Loans made to it for a subsequent Interest Period, to convert Base Rate Loans made to it into Eurodollar Revolving Loans or to convert Eurodollar Revolving Loans made to it into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Revolving Loan to a Base Rate Loan or (b) three Business Days prior to the date for a requested continuation of a Eurodollar Revolving Loan or conversion of a Base Rate Loan to a Eurodollar Revolving Loan, the relevant Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, setting forth (i) whether the relevant Borrower wishes to continue or convert such Loans and (ii) or if the request is to continue a Eurodollar Revolving Loan or convert a Base Rate Loan to a Eurodollar Revolving Loan, the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.1 hereof, Eurodollar Revolving Loans may be converted to Base Rate Loans only on the last day of an Interest Period applicable thereto; (ii) Eurodollar Revolving Loans may be continued and Base Rate Loans may be converted to Eurodollar Revolving Loans only if no Default or Event of Default with respect to the relevant Borrower is in existence on the date of such extension or conversion; (iii) any continuation or conversion must comply with Sections 2.2(a) or 2.2(b) hereof, as applicable; and (iv) failure by such Borrower to properly continue Eurodollar Revolving Loans at the end of an Interest Period shall be deemed a conversion to Base Rate Loans.

2.3 Funding of Revolving Loans

Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender will make its pro rata share of the Revolving Loans available to the Administrative Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit (in U.S. dollars) of immediately available funds at the offices of the Administrative Agent at its principal office in New York, New York, or at such other address as the Administrative Agent may designate in writing. All Revolving Loans shall be made by the Lenders pro rata on the basis of each Lender's Commitment Percentage.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the relevant Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (a) from such Borrower at the applicable rate for such Loan pursuant to the Notice of Borrowing and (b) from a Lender at the Federal Funds Rate.

2.4 Minimum Amounts of Revolving Loans

Each request for Revolving Loans shall be in the case of Eurodollar Revolving Loans, in an aggregate principal amount that is not less than the lesser of $10,000,000 or the remaining amount available to be borrowed and, in the case of Base Rate Loans, in an aggregate principal amount that is not less than the lesser of $5,000,000 or the remaining amount available to be borrowed. Any Revolving Loan requested shall be in an integral multiple of $1,000,000 unless the request is for all of the remaining amount available to be borrowed.

2.5 Reductions of Revolving Loan Commitment

Upon at least three Business Days' notice, Dominion Resources, on its own behalf and/or acting on the request of any other Borrower, shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Loan Commitment available to it and/or such other Borrower at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount and (b) no reduction shall be made which would reduce the Revolving Loan Commitment to an amount less than the sum of the then outstanding Revolving Loans plus the then outstanding Competitive Bid Loans. Any reduction in (or termination of) the Revolving Loan Commitment shall be permanent and may not be reinstated.

2.6 Notes

a. Revolving Loan Notes

The Revolving Loans made by the Lenders to a Borrower shall be evidenced, upon request by any Lender, by a promissory note of such Borrower payable to each Lender in substantially the form of Exhibit 2.6(a) hereto (the "Revolving Loan Notes") and in a principal amount equal to the amount of such Lender's Commitment Percentage of the Revolving Loan Commitment as originally in effect.

b. Competitive Bid Loan Notes

The Competitive Bid Loans made by the Lenders to a Borrower shall be evidenced, upon request by any Lender, by a promissory note of such Borrower payable to each Lender in substantially the form of Exhibit 2.6(b) hereto (the "Competitive Bid Loan Notes") and in a principal amount equal to the Revolving Loan Commitment as originally in effect.

The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to each Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of such Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

SECTION 3. PAYMENTS

3.1 Interest

a. Interest Rate
          All Base Rate Loans made to a Borrower shall accrue interest at the Adjusted Base Rate with respect to such Borrower.
          All Eurodollar Loans made to a Borrower shall accrue interest at the Adjusted Eurodollar Rate with respect to such Borrower applicable to such Eurodollar Loan.
          All Competitive Bid Loans shall accrue interest at the applicable Competitive Bid Rate with respect to each Competitive Bid Loan.

b. Default Rate of Interest

Upon the occurrence, and during the continuance, of an Event of Default with respect to any Borrower, the principal of and, to the extent permitted by law, interest on the Loans outstanding to such Borrower and any other amounts owing by such Borrower hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Loans outstanding to such Borrower that are Base Rate Loans plus 2% per annum).

c. Interest Payments

Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2 Prepayments

a. Voluntary Prepayments

Each Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3 hereof and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $10,000,000. Amounts prepaid hereunder shall be applied as such Borrower may elect; provided that if such Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied in each case first to Base Rate Loans of such Borrower and then to Eurodollar Revolving Loans of such Borrower in direct order of Interest Period maturities. Any Loan outstanding after the Conversion Date, once prepaid, may not be reborrowed.

b. Mandatory Prepayments

If at any time the amount of Revolving Loans outstanding plus the aggregate amount of Competitive Bid Loans outstanding exceeds the Revolving Loan Commitment, one or more of the Borrowers shall immediately make a principal payment to the Administrative Agent in the manner and in an amount necessary to be in compliance with Section 2.1 hereof. Any payments made under this Section 3.2(b) shall be subject to Section 4.3 hereof and shall be applied first to Base Rate Loans of the relevant Borrower, then to Eurodollar Revolving Loans of the relevant Borrower in direct order of Interest Period maturities, then to Competitive Bid Loans of the relevant Borrower pro rata among all Lenders holding same.

3.3 Payment in Full at Maturity

On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 10 hereof.

3.4 Fees

a. Commitment Fees
          In consideration of the Revolving Loan Commitment being made available by the Lenders hereunder, DRI agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender, a commitment fee for each day that will accrue on the unutilized Revolving Loan Commitment (i.e., the amount of the Revolving Loan Commitment over the outstanding aggregate principal amount of Revolving Loans) on such day according to the per annum percentages set forth under the heading "Commitment Fee" in the table included in the definition of "Commitment Fee Rate" (the "Commitment Fee").
          The accrued Commitment Fees shall be due and payable quarterly in arrears on each Fee Payment Date (as well as on any date that the Revolving Loan Commitment is reduced), beginning with the first of such dates to occur after the Closing Date.
          For purposes of calculating the Commitment Fees, outstanding Competitive Loans will be deemed to be zero.

b. Administrative Fees

Dominion Resources agrees to pay to the Administrative Agent an annual fee as agreed to between the Borrowers and the Administrative Agent.

3.5 Place and Manner of Payments

All payments of principal, interest, fees, expenses and other amounts to be made by each Borrower under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due in U.S. dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, by the Administrative Agent at its offices in New York, New York, except payments to be made directly to the Issuing Lender as provided herein. Each Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, the Loans, fees or other amounts payable by such Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent, shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

3.6 Pro Rata Treatment

Except to the extent otherwise provided herein, all Revolving Loans, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Commitment Fees and Letter of Credit Fees, each reduction of the Revolving Loan Commitment, and each conversion or continuation of any Revolving Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages.

3.7 Computations of Interest and Fees

a. Except for Base Rate Loans, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

b. It is the intent of the Lenders and each Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrowers are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans of the relevant Borrower and not to the payment of interest, or refunded to the relevant Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans of the relevant. The right to demand payment of the Loans of any Borrower or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum non-usurious amount permitted by applicable law.

c. The Administrative Agent will deliver promptly, and in no event later than the end of the day one Business Day prior to the borrowing date specified in the Notice of Borrowing, a notice to the appropriate Borrower and each Lender setting forth the Average Asset Swap Spread, the Prices from each Eligible Dealer that were used in determining the Asset Swap Spreads, the two daily Asset Swap Spreads, the Spot Mid Swap Rates (if applicable) and the Base Rate Interest Margin or Eurodollar Rate Interest Margin applicable to the Loan.

3.8 Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. Each Borrower agrees that any Lender so purchasing such a participation in Loans made to such Borrower may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

3.9 Evidence of Debt

a. Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to a Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender by or for the account of each Borrower from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

b. The Administrative Agent shall maintain the Register for each Borrower pursuant to Section 12.3(c), and a subaccount for each Lender, in which Registers and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrowers and each Lender's share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

c. The entries made in the accounts, Registers and subaccounts maintained pursuant to subsection (b) of this Section 3.9 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Registers or such subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay the Loans made by such Lender to such Borrower in accordance with the terms hereof.

SECTION 4.  ADDITIONAL PROVISIONS REGARDING LOANS

4.1 Eurodollar Loan Provisions.

a. Unavailability. In the event that the Administrative Agent shall have determined in good faith (i) that U.S. dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrowers and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by a Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be), and (B) any request by a Borrower for conversion into or continuation of Eurodollar Revolving Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

b. Change in Legality.

          Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the relevant Borrower and to the Administrative Agent, such Lender may:
            declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender to such Borrower hereunder, whereupon any request by such Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be), unless such declaration shall be subsequently withdrawn; and

            require that all outstanding Eurodollar Loans made by it to such Borrower be converted to Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be) in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be).

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender to such Borrower or the converted Eurodollar Loans of such Lender to such Borrower shall instead be applied to repay the Base Rate Loans (or Absolute Rate Competitive Bid Loans, as the case may be) made by such Lender to such Borrower in lieu of, or resulting from the conversion of, such Eurodollar Loans.

c. Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of (i) any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the relevant Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

4.2 Capital Adequacy

If, after the date hereof, any Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to any Borrower to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then, upon notice from such Lender, the relevant Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent corporation) for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

4.3 Compensation

Each Borrower shall compensate each Lender, upon its written request, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans to such Borrower) which such Lender may sustain:

a. if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of Eurodollar Loans or Absolute Rate Competitive Bid Loans to such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Competitive Bid Request to such Borrower, as the case may be;

b. if any repayment, continuation or conversion of any Eurodollar Loan or Absolute Rate Competitive Bid Loan by such Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4); or

c. if such Borrower fails to repay its Eurodollar Loans or Absolute Rate Competitive Bid Loan when required by the terms of this Credit Agreement.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3.

4.4 Taxes

a. Tax Liabilities Imposed on a Lender. Any and all payments by a Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or transacting business or any political subdivision thereof (all such non-excluded taxes, being hereinafter referred to as "Taxes"). If such Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) such Borrower shall deliver to such Lender evidence of such payment to the relevant Governmental Authority.

b. Other Taxes. In addition, each Borrower agrees to pay, upon notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder by such Borrower or from the execution, delivery or registration of, or otherwise from such Borrower's participation with respect to, this Credit Agreement (collectively, the "Other Taxes").

c. Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a "Refund") from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which a Borrower has paid, or with respect to which a Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify such Borrower of the availability of such Refund and shall, within 30 days after receipt of written notice by such Borrower, make a claim to such Governmental Authority for such Refund at such Borrower's expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise disadvantageous to it; provided that nothing in this subsection (c) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by a Borrower, or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to such Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by such Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that such Borrower, upon the request of Lender or the Administrative Agent, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(c) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

d. Foreign Lender. Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form W-8BEN, or any applicable successor form, of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes or (2) Form W-8ECI, or any applicable successor form, of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes and, if applicable, (B) an Internal Revenue Service Form W-8BEN or W-9 entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrowers or the Administrative Agent and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of any Borrower or the Administrative Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrowers and the Administrative Agent a certificate to the effect that it is such a "United States person."

4.5 Mitigation; Mandatory Assignment.

The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to a Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default with respect to such Borrower has occurred and is continuing at such time, such Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 12.3(b) and any expense pursuant to Section 4 hereof) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 12.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrowers or such Eligible Assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 hereof.

SECTION 5. LETTERS OF CREDIT

5.1 L/C Commitment

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 5.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the relevant Borrower on any Business Day from the Closing Date until the date that is ten Business Days prior to the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Utilized Revolving Commitments would be greater than the Revolving Loan Commitments or (iii) unless the applicable Issuing Lender shall otherwise consent hereto, the aggregate amount of all outstanding Letters of Credit issued by JPMCB or Barclays Bank PLC, each as Issuing Lender, would exceed 50% of the L/C Commitment. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $1,000,000 (unless otherwise agreed by the Issuing Lender) and expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date; provided, that, if one or more Letters of Credit shall at any time have an expiry date that is later than the Maturity Date, the relevant Borrower shall, not later than (i) five days preceding the Maturity Date, deposit in a cash collateral account established with the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent, an amount equal to the L/C Obligations with respect to such Letters of Credit, if the relevant Borrower's senior unsecured long-term, non-credit enhanced debt rating in effect is at least BBB- as published by S&P and is at least Baa3 as published by Moody's or (ii) fifteen days preceding the Maturity Date, deposit in a cash collateral account established with the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit if the relevant Borrower's senior unsecured long-term, non-credit enhanced debt rating in effect is lower than BBB- as published by S&P or is lower than Baa3 as published by Moody's; provided, further, that the obligations under this Section 5 in respect of such Letters of Credit of (i) the Borrowers shall survive the Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (ii) each Lender shall be reinstated, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrowers by the Issuing Bank after the Maturity Date. Amounts held in such cash collateral account shall be held and applied by the Administrative Agent in the manner and for the purposes set forth in Section 10.2(c).

(b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

5.2 Procedure for Issuance of Letter of Credit

The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the relevant Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

5.3 Fees and Other Charges

a. The Borrowers will pay a fee ("Letter of Credit Fees") on all outstanding Letters of Credit at a per annum rate equal to the L/C Interest Margin multiplied by the Stated Amount, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the relevant Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as specified in the fee letter by and between DRI and JPMCB dated April 20, 2004, payable quarterly in arrears on each Fee Payment Date after the issuance date.

b. In addition to the foregoing fees, the relevant Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

5.4 L/C Participations

a.  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Credit Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

b.  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 5.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 5.4(a) is not made available to the

Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the Adjusted Base Rate. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

c.  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 5.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

5.5 Reimbursement Obligation of the Borrowers

The Borrowers agree to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the relevant Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 3.1(a)(i) and (ii) thereafter, Section 3.1(b).

5.6 Obligations Absolute

The Borrowers' obligations under this Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the relevant Borrower's Reimbursement Obligations under Section 5.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

5.7 Letter of Credit Payments

If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit, subject to Section 5.6.

5.8 Applications

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 5, the provisions of this Section 5 shall control.

SECTION 6. CONDITIONS PRECEDENT

6.1 Closing Conditions

The obligation of the Lenders to enter into the Credit Documents is subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

a. Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement and (ii) the other Credit Documents.

b. Corporate Documents. Receipt by the Administrative Agent of the following:
          Charter Documents. Copies of the articles of incorporation or other charter documents of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the relevant Borrower to be true and correct as of the Closing Date.
          Bylaws. A copy of the bylaws of each Borrower certified by a secretary or assistant secretary of the relevant Borrower to be true and correct as of the Closing Date.
          Resolutions. Copies of resolutions of the Board of Directors of each Borrower approving and adopting the Credit Documents, the transactions contemplated herein and therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the relevant Borrower to be true and correct and in force and effect as of the Closing Date.
          Good Standing. Copies of (a) certificates of good standing, existence or its equivalent with respect to each Borrower certified as of a recent date by the appropriate Governmental Authorities of its jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on such Borrower and (b) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of each Borrower's jurisdiction of incorporation and each other jurisdiction from which the failure to pay such franchise taxes would have a Material Adverse Effect on such Borrower.

c. Closing Certificate. Receipt by the Administrative Agent of a certificate of each Borrower, dated the Closing Date, substantially in the form of Exhibit 6.1(c), executed by any Assistant Treasurer and the Secretary or any Assistant Secretary of such Borrower, and attaching the documents referred to in subsections 6.1(b).

d. Outstanding Facility. DRI's $1,250,000,000 364-Day Credit Agreement, dated as of May 29, 2003, shall have been terminated and all amounts owing thereunder shall have been paid in full.

e. Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented.

f. Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, satisfactory in form and content to the Administrative Agent and the Lenders, addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, substantially in the form of Exhibit 6.1(f), from McGuireWoods LLP, legal counsel to the Borrowers.

g. Financial Statements. Receipt and approval by the Administrative Agent and the Lenders of the audited financial statements of each Borrower and its Consolidated Subsidiaries for each of the fiscal years ended as of December 31, 2002 and December 31, 2003 and the unaudited financial statements of each Borrower and its Consolidated Subsidiaries dated as of March 31, 2004.

h. Consents. Receipt by the Administrative Agent of a written representation from each Borrower that (i) all governmental, shareholder and third party consents (including Securities and Exchange Commission clearance) and approvals necessary or, in the reasonable opinion of the Administrative Agent, advisable in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby, and receipt by the Administrative Agent of copies of any required orders of the Virginia State Corporation Commission or any other state utilities commission approving the relevant Borrower's execution, delivery and performance of this Credit Agreement and the borrowings hereunder.

i. No Default; Representations and Warranties. As of the Closing Date (i) there shall exist no Default or Event of Default by any Borrower and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

j. Material Adverse Effect. No event or condition shall have occurred since the dates of the financial statements delivered pursuant to Section 6.1(g) above that has or would be likely to have a material adverse effect, after taking into account applicable insurance, if any, on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrowers and their respective Consolidated Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform their respective obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder.

k. Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

The Administrative Agent shall provide written notice to the Borrowers and the Lenders upon the occurrence of the Effective Date (as defined in Section 12.15).

6.2  Conditions to Loans

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make new Loans to any Borrower (including the initial Loans to be made hereunder) or to issue, renew or participate in any Letter of Credit unless:

a. Request. Such Borrower shall have timely delivered a duly executed and completed Notice of Borrowing or Competitive Bid Request, as applicable, in conformance with all the terms and conditions of this Credit Agreement.

b. Representations and Warranties. The representations and warranties made by such Borrower in or pursuant to the Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of the Loans or issuance or renewal of any Letter of Credit; provided, however, that the representation and warranty set forth in clause (ii) of the second paragraph of Section 7.6 hereof need not be true and correct as a condition to any borrowing utilized by the relevant Borrower in connection with the repayment of its commercial paper program or programs.

c. No Default. On the date of the funding of the Loans or issuance or renewal of any Letter of Credit, no Default or Event of Default with respect to such Borrower has occurred and is continuing or would be caused by making the Loans or issuing the Letter of Credit.

d. Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or issuance of the Letter of Credit, the sum of Loans outstanding and the L/C Obligations shall not exceed the Revolving Loan Commitment.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by such Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

SECTION 7. REPRESENTATIONS AND WARRANTIES

Each Borrower, severally and not jointly, hereby represents and warrants to each Lender that:

7.1  Organization and Good Standing.

Such Borrower and each Material Subsidiary of each Borrower (other than any Material Subsidiary that is not a corporation) (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect on such Borrower and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. Each Material Subsidiary of such Borrower that is not a corporation (a) is a legal entity duly organized, existing and in good standing under the laws of its jurisdiction of organization, (b) is registered or qualified as an entity authorized to do business in every jurisdiction where the failure to be so registered or qualified would have a Material Adverse Effect on such Borrower and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

7.2  Due Authorization

Such Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents.

7.3  No Conflicts

Neither the execution and delivery of the Credit Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Borrower will (a) violate or conflict with any provision of its articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")), regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect on such Borrower or (d) result in or require the creation of any Lien upon or with respect to its properties.

7.4  Consents

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by such Borrower in connection with such Borrower's execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made.

7.5  Enforceable Obligations

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

7.6  Financial Condition

The financial statements provided to the Lenders pursuant to Section 6.1(g) and pursuant to Section 8.1(a) and (b) present fairly the financial condition, results of operations and cash flows of such Borrower and its Consolidated Subsidiaries as of the date stated therein.

In addition, (i) such financial statements were prepared in accordance with GAAP and, (ii) since the latest date of such financial statements, there have occurred no changes or circumstances which have had or would be reasonably expected to have a Material Adverse Effect on such Borrower.

7.7  No Default

Neither such Borrower nor any of its Material Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect on such Borrower.

7.8  Indebtedness

As of the Closing Date, such Borrower has no Indebtedness except as disclosed in the financial statements referenced in Section 6.1(g) and on Schedule 7.8.

7.9  Litigation

Except as disclosed in such Borrower's Annual Report on Form 10-K for the year ended December 31, 2003 and such Borrower's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of such Borrower, threatened against such Borrower or a Material Subsidiary of such Borrower in which there is a reasonable possibility of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect on such Borrower.

7.10  Taxes

Such Borrower and each Material Subsidiary of such Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed by it and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Such Borrower is not aware of any proposed tax assessments against it or any of its Material Subsidiaries.

7.11  Compliance with Law

Except as disclosed in such Borrower's Annual Report on Form 10-K for the year ended December 31, 2003 and such Borrower's Quarterly Report for the quarter ended March 31, 2004, such Borrower and each Material Subsidiary of such Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect on such Borrower.

7.12  ERISA

a. No Reportable Event has occurred and is continuing with respect to any Plan of such Borrower; (b) no Plan of such Borrower has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of such Borrower, planned to terminate any Plan of such Borrower; (d) neither such Borrower, nor any member of a Controlled Group including such Borrower, nor any duly-appointed administrator of a Plan of such Borrower has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan of such Borrower has been maintained and funded in all material respects in accordance with its terms and with the provisions of ERISA applicable thereto.

7.13  Use of Proceeds

The proceeds of the Loans made to such Borrower hereunder will be used solely for the purposes specified in Section 8.9.

7.14  Government Regulation

a. None of the proceeds of the Loans made to such Borrower hereunder will be used for the purpose of purchasing or carrying any "margin stock" which violates Regulation U or Regulation X or for the purpose of reducing or retiring in violation of Regulation U or Regulation X any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" in violation of Regulation U or Regulation X.

b. As of the Closing Date, Dominion Resources and CNG each is a registered "holding company" within the meaning of that term under the 1935 Act. The issuance by such Borrower of the Notes, its incurrence of the Indebtedness contemplated by this Credit Agreement and the borrowing, repayment and reborrowing of Loans and issuance and reimbursement of Letters of Credit hereunder are permitted by the 1935 Act and requires no authorization or approval of any Governmental Authority other than such authorizations and approvals as have already been obtained.

c. Such Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and is not controlled by such a company, nor is otherwise subject to regulation under the Investment Company Act.

7.15  Solvency

Such Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement and the other Credit Documents, will be Solvent.

SECTION 8. AFFIRMATIVE COVENANTS

Each Borrower, severally but not jointly, hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans made to it, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and all Letters of Credit hereunder shall have terminated:

8.1  Information Covenants

Such Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

a. Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of such Borrower, a Form 10-K, as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes financial information required by such Form 10-K, such financial information to be in reasonable form and detail and audited by Deloitte & Touche or another independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

b. Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of such Borrower a Form 10-Q, as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes the financial information required by such Form 10-Q, such financial information to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer or treasurer of such Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

c.  Officer's Certificate. At the time of delivery of the financial statements provided for Sections 8.1 (a) and 8.1 (b) above, a certificate of the chief financial officer or treasurer of such Borrower, substantially in the form of Exhibit 8.1(c), (i) demonstrating compliance with the financial covenant contained in Section 8.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default by such Borrower exists, or if any such Default or Event of Default does exist, specifying the nature and extent thereof and what action such Borrower proposes to take with respect thereto.

d. Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Dominion Resources shall send to its shareholders.

e. Notices. Upon such Borrower obtaining knowledge thereof, such Borrower will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default by such Borrower, specifying the nature and existence thereof and what action such Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Borrower or a Material Subsidiary of such Borrower which, if adversely determined, is likely to have a Material Adverse Effect on such Borrower, (B) the institution of any proceedings against such Borrower or a Material Subsidiary of such Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect on such Borrower or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Borrower or any of its ERISA Affiliates, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan of such Borrower.

f. Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of such Borrower as the Administrative Agent or the Required Lenders may reasonably request.

8.2  Preservation of Existence and Franchises

Such Borrower will do (and will cause each of its Material Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority; provided that nothing in this Section 8.2 shall prevent any transaction otherwise permitted under Section 9.2 or Section 9.3 or any change in the form of organization (by merger or otherwise) of any Material Subsidiary of any Borrower so long as such change shall not have an adverse effect on such Borrower's ability to perform its obligations hereunder.

8.3  Books and Records

Such Borrower will keep (and will cause each of its Material Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

8.4  Compliance with Law

Such Borrower will comply (and will cause each of its Material Subsidiaries to comply) with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect on such Borrower.

8.5  Payment of Taxes.

Such Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that such Borrower shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

8.6  Insurance

Such Borrower will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

8.7  Performance of Obligations

Such Borrower will perform (and will cause each of its Material Subsidiaries to perform) in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

8.8  ERISA

Such Borrower and each of its ERISA Affiliates will (a) at all times make prompt payment of all contributions (i) required under all employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Pension Plans") and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each of its Plans; (b) promptly upon request, furnish the Administrative Agent and the Lenders copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Administrative Agent, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. Such Borrower will not nor will it permit any of its ERISA Affiliates to (A) terminate a

Plan if any such termination would have a Material Adverse Effect on such Borrower or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effects.

8.9  Use of Proceeds

The proceeds of the Loans made to each Borrower hereunder may be used solely (a) to provide credit support for such Borrower's commercial paper, (b) for working capital of such Borrower and its Subsidiaries and (c) for other general corporate purposes.

8.10  Audits/Inspections

Upon reasonable notice, during normal business hours and in compliance with the reasonable security procedures of such Borrower, such Borrower will permit representatives appointed by the Administrative Agent or any Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect such Borrower's property, including its books and records, its accounts receivable and inventory, the Borrower's facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit any Lender or the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Borrower.

8.11  Total Funded Debt to Capitalization

The ratio of (a) Total Funded Debt to (b) Capitalization for such Borrower shall at all times be less than or equal to .65 to 1.00, in the case of Dominion Resources (on a consolidated basis), or .60 to 1.00, in the case of each of VaPower and CNG (each on a consolidated basis).

SECTION 9. NEGATIVE COVENANTS

Each Borrower, severally but not jointly, hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and all Letters of Credit hereunder shall have terminated:

9.1  Nature of Business

Such Borrower will not alter the character of its business from that conducted as of the Closing Date and activities reasonably related thereto and similar and related businesses; provided, however, that VaPower may transfer assets related to its electric power generation and marketing and trading operations to one or more Wholly-Owned Subsidiaries of DRI to the extent permitted under Section 9.3.

9.2  Consolidation and Merger

Such Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 9.2, the following actions may be taken if, after giving effect thereto, no Default or Event of Default by such Borrower exists:

a. a Subsidiary of such Borrower may be merged or consolidated with or into any Borrower; provided that a Borrower shall be the continuing or surviving entity;

b. such Borrower may merge or consolidate with any other Person if either (i) such Borrower shall be the continuing or surviving entity or (ii) such Borrower shall not be the continuing or surviving entity and the entity so continuing or surviving (A) is an entity organized and duly existing under the law of any state of the United States and (B) executes and delivers to the Administrative Agent and the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans of such Borrower and all of the other obligations of such Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request; and

c. such Borrower may be merged or consolidated with or into any other Borrower.

9.3  Sale or Lease of Assets

Such Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired, it being understood and agreed that VaPower may transfer assets related to its electric power generation and marketing and trading operations to one or more Wholly-Owned Subsidiaries generally in accordance with a plan submitted to the Virginia State Corporation Commission, provided that (i) each such Wholly-Owned Subsidiary remains at all times a Wholly Owned Subsidiary of Dominion Resources and (ii) the Ratings of Dominion Resources and VaPower will not be lowered to less than BBB by S&P or Baa2 by Moody's in connection with or as a result of such transfer.

9.4  Limitation on Liens

In the case of VaPower, VaPower shall not, nor shall it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for (i) Liens permitted by the First Mortgage Bond Indenture and (ii) Liens created in the ordinary course of business.

In the case of CNG, if CNG shall pledge, mortgage or hypothecate, or permit any Lien upon, any property or assets at any time owned by CNG and by reason thereof CNG would under the Indenture be obligated to cause the securities outstanding under the Indenture as from time to time in effect to be secured by such pledge, mortgage, hypothecation or other Lien, CNG shall concurrently make effective provision whereby the Loans outstanding hereunder will be equally and ratably secured with any and all other indebtedness thereby secured.

In the case of Dominion Resources, if Dominion Resources shall pledge as security for any indebtedness or obligations, or permit any Lien as security for Indebtedness or obligations upon, any capital stock owned by it on the date hereof or thereafter acquired, of any of its Material Subsidiaries, Dominion Resources will secure the outstanding Loans ratably with the indebtedness or obligations secured by such pledge, except for Liens incurred or otherwise arising in the ordinary course of business.

9.5  Fiscal Year

Such Borrower will not change its fiscal year without prior notification to the Lenders.

SECTION 10. EVENTS OF DEFAULT

10.1  Events of Default

An Event of Default with respect to a Borrower shall exist upon the occurrence and continuation of any of the following specified events with respect to such Borrower (each an "Event of Default"):

a. Payment. Such Borrower shall:
          default in the payment when due of any principal of any of the Loans or Reimbursement Obligations, or shall fail to deliver to the Administrative Agent, when due, any cash collateral required to be provided in accordance with Section 5.1(a); or
          default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

          b. Representations. Any representation, warranty or statement made or deemed to be made by such Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

          c. Covenants. Such Borrower shall:

          default in the due performance or observance of any term, covenant or agreement contained in Sections 8.2, 8.9, 8.11 or 9.1 through 9.5, inclusive; or
          default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(a), (b), (c) or (e) and such default shall continue unremedied for a period of five Business Days after the earlier of an officer of such Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or

          default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 10.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of such Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

d. Credit Documents. Any Credit Document shall fail to be in full force and effect with respect to such Borrower or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby and relating to such Borrower.

e. Bankruptcy, etc. The occurrence of any of the following with respect to such Borrower or a Material Subsidiary of such Borrower (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Borrower or a Material Subsidiary of such Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Borrower or a Material Subsidiary of such Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against such Borrower or a Material Subsidiary of such Borrower and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) such Borrower or a Material Subsidiary of such Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) such Borrower or a Material Subsidiary of such Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

f. Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness of such Borrower outstanding under this Credit Agreement) of such Borrower or a Material Subsidiary of such Borrower in a principal amount in excess of $25,000,000, (i) such Borrower or a Material Subsidiary of such Borrower shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and is not paid at maturity.

g. Judgments. One or more judgments, orders, or decrees shall be entered against such Borrower or a Material Subsidiary of such Borrower involving a liability of $25,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 30 days.

h. ERISA. (i) Such Borrower, or a Material Subsidiary of such Borrower or any member of the Controlled Group including such Borrower shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans of such Borrower which in the aggregate have unfunded liabilities in excess of $20,000,000 (individually and collectively, a "Material Plan") shall be filed under Title IV of ERISA by such Borrower or any member of the Controlled Group including such Borrower, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan of such Borrower; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of such Borrower must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group including such Borrower to incur a current payment obligation in excess of $20,000,000.

i. Change of Control. The occurrence of any Change of Control with respect to such Borrower.

10.2  Acceleration; Remedies.

a. Upon the occurrence of an Event of Default with respect to any Borrower, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the satisfaction of the Required Lenders, the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to such Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against such Borrower, except as otherwise specifically provided for herein:
          Termination of Commitments. Declare the Commitments with respect to such Borrower (and, if such Borrower is either VaPower or CNG, then also to Dominion Resources) terminated whereupon the Commitments with respect to such Borrower (and, if such Borrower is either VaPower or CNG, then also to Dominion Resources) shall be immediately terminated.
          Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans made to such Borrower (and, if such Borrower is either VaPower or CNG, then also to Dominion Resources) and any and all other indebtedness or obligations of any and every kind (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) owing by such Borrower (and, if such Borrower is either VaPower or CNG, then also by Dominion Resources) to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower (and, if such Borrower is either VaPower or CNG, then also by Dominion Resources).

          iiii. Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off, as against such Borrower.

          b. Notwithstanding the foregoing, if an Event of Default specified in Section 10.1(e) shall occur, then the Commitments with respect to such Borrower (and, if such Borrower is either VaPower or CNG, then also to Dominion Resources) shall automatically terminate and all Loans made to such Borrower (and, if such Borrower is either VaPower or CNG, then also to Dominion Resources), all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) owing by such Borrower (and, if such Borrower is either VaPower or CNG, then also by Dominion Resources) to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

          c. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 10.2, the Borrowers shall at such time deposit in a cash collateral account established with the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

          10.3  Allocation of Payments After Event of Default

          Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default with respect to any Borrower, all amounts collected from such Borrower or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees other than the fees of in-house counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents against such Borrower and any protective advances made by the Administrative Agent or any of the Lenders, pro rata as set forth below;

          SECOND, to payment of any fees owed to the Administrative Agent or any Lender by such Borrower, pro rata as set forth below;

          THIRD, to the payment of all accrued interest payable to the Lenders by such Borrower hereunder, pro rata as set forth below;

          FOURTH, to the payment of the outstanding principal amount of the Loans or Letters of Credit outstanding of such Borrower, pro rata as set forth below;

          FIFTH, to all other obligations which shall have become due and payable of such Borrower under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

          SIXTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

          In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on each Lender's Commitment Percentages) of amounts available to be applied.

          SECTION 11. AGENCY PROVISIONS

          11.1  Appointment

          Each Lender hereby designates and appoints JPMCB as administrative agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and no Borrower shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower.

          11.2  Delegation of Duties

          The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          11.3  Exculpatory Provisions

          Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by a Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrowers to perform their respective obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by a Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of a Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of a Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. None of the Lenders identified on the facing page or signature pages of this Agreement as "Syndication Agent" or "Co-Documentation Agents" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, nor shall they have or be deemed to have any fiduciary relationship with any Lender.

          11.4  Reliance on Communications

          The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to a Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

          11.5  Notice of Default

          The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the relevant Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, to the extent specifically provided in Section 12.6, all the Lenders).

          11.6  Non-Reliance on Administrative Agent and Other Lenders

          Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of a Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of a Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of a Borrower. Except for (i) delivery of the Credit Documents and (ii) notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of a Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          11.7  Indemnification

          Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by a Borrower and without limiting the obligation of a Borrower to do so), ratably according to its Revolving Loan Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder and under the other Credit Documents.

          11.8  Administrative Agent in Its Individual Capacity

          The Administrative Agent and its Affiliates may make loans to, issue or participate in Letters of Credit for the account of, accept deposits from and generally engage in any kind of business with a Borrower as though the Administrative Agent were not Administrative Agent hereunder. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          11.9  Successor Administrative Agent

          The Administrative Agent may, at any time, resign upon 30 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent until such time, if any, as a successor Administrative Agent shall have been so appointed and shall have accepted such appointment as provided for above).

          Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

          SECTION 12. MISCELLANEOUS

          12.1  Notices

          Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 12.1, or at such other address as such party may specify by written notice to the other parties hereto.

          Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          12.2  Right of Set-Off; Adjustments

          In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default by a Borrower and the commencement of remedies described in Section 10.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of such Borrower against obligations and liabilities of such Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Each Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments to it hereunder pursuant to Section 11.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

          Except to the extent that this Credit Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the obligations owing to it by a Borrower under this Credit Agreement, receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender by such Borrower under this Credit Agreement, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          12.3  Benefit of Agreement

          a.  Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that a Borrower may not assign and transfer any of its interests (except as permitted by Section 8.2) without prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 12.3.

          b.  Assignments. Each Lender may assign all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that:

          each such assignment shall be to an Eligible Assignee;
          each of (A) the Administrative Agent and (B) the Issuing Lenders, shall have provided their written consent (not to be unreasonably withheld);
          DRI shall have provided its written consent (not to be unreasonably withheld) which consent shall not be required during the existence of a Default or Event of Default;
          any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $5,000,000 in excess thereof;
          each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Notes; and

          the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 12.3, together with a processing fee from the assignor of $4,000.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 12.3(b), the assignor, the Administrative Agent and the relevant Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignee. If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to such Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an assignment agreement in accordance with this Section 12.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of a Borrower or the performance or observance by such Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

For avoidance of doubt, the parties to this Credit Agreement acknowledge that the provisions of this Section 12.3 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

c.  Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time by each Borrower (collectively, the "Registers"). The entries in the Registers shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the relevant Register as a Lender hereunder for all purposes of this Credit Agreement. The Registers shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

d.  Acceptance. Upon its receipt of an assignment agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 12.3, (i) accept such assignment agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

e.  Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Credit Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in respect of any Loans in which the participant is participating and (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be permitted with the consent of the Borrowers (which, in each case, shall not be unreasonably withheld or delayed and shall not be required during the existence of a Default or Event of Default). In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by such Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Section 4 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

f.  Payments. No Eligible Assignee, participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the relevant Borrower's written consent.

g.  Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

h.  Information. Any Lender may furnish any information concerning a Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) who is notified of the confidential nature of the information and agrees to use its reasonable best efforts to keep confidential all non-public information from time to time supplied to it.

12.4  No Waiver; Remedies Cumulative

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between a Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on a Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.5  Payment of Expenses, etc.

Each Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of outside legal counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by such Borrower under this Credit Agreement and (ii) of the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Lenders) against such Borrower; and (b) indemnify the Administrative Agent and each Lender and its Affiliates, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender or its Affiliates is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document by such Borrower, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

12.6  Amendments, Waivers and Consents

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrowers; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

a.  extend the Maturity Date;

b.  reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

c.  reduce or forgive the principal amount of any Loan;

d.  increase or extend the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

e.  release a Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations;

f.  amend, modify or waive any provision of this Section or Section 3.6, 3.8, 10.1(a), 11.7, 12.2, 12.3 or 12.5;

g.  reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

h.  release all or substantially all of any cash collateral while any Letters of Credit or Reimbursement Obligations remain outstanding.

Notwithstanding the above, no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent and no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lenders without the prior written consent of the Administrative Agent or the Issuing Lenders, as the case may be.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

12.7  Counterparts; Telecopy

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by facsimile shall be effective as an original and shall constitute a representation that an original will be delivered.

12.8  Headings

+The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

12.9  Defaulting Lender

Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

12.10  Survival of Indemnification and Representations and Warranties

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

12.11  GOVERNING LAW

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each Borrower irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Credit Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 12.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law.

12.12  WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13  Severability

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

12.14  Entirety

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

12.15  Binding Effect

This Credit Agreement shall become effective at such time (the "Effective Date") when all of the conditions set forth in Section 6.1 have been satisfied or waived by the Lenders and this Credit Agreement shall have been executed by each of the Borrowers and the Administrative Agent, and the Administrative Agent shall have received copies (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

12.16  Submission to Jurisdiction

Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against any Borrower or its properties in the courts of any jurisdiction. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Borrowers also hereby irrevocably and unconditionally waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.17  Confidentiality

Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Borrower pursuant to this Agreement that is designated by such Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any of its Affiliates, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Assignee or participant, (c) to its employees, directors, agents, attorneys and accountants or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document.

12.18  Designation of SPVs

Notwithstanding anything to the contrary contained herein, any Lender, (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPV"), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrowers, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to Section 12.6 and (iv) with respect to notices, payments and other matters hereunder, the Borrowers, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of a Loan by an SPV hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender.

As to any Loans or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Loans or portion thereof would have had under this Credit Agreement; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV's behalf, all of such SPV's voting rights under this Credit Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

In addition, notwithstanding anything to the contrary contained in this Credit Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.17 may not be amended without the written consent of any Granting Lender affected thereby.

12.19  USA Patriot Act

Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

[Remainder of Page Intentionally Blank]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

DOMINION RESOURCES, INC., as a Borrower
By: /s/ James P. Carney Name: James P. Carney Title: Assistant Treasurer
VIRGINIA ELECTRIC AND POWER COMPANY, as a Borrower
By: /s/ James P. Carney Name: James P. Carney Title: Assistant Treasurer

CONSOLIDATED NATURAL GAS COMPANY, as a Borrower
By: /s/ James P. Carney Name: James P. Carney Title: Assistant Treasurer

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender
By: /s/ Peter M.Ling Name: Peter M. Ling Title: Managing Director

BARCLAYS BANK PLC, as Syndication Agent and as a Lender
By: /s/ Gary B. Wenslow Name: Gary B. Wenslow Title: Associate Director

Bank of America, N.A., as a Lender
By: /s/ Daryl G. Patterson Name: Daryl G. Patterson Title: Managing Director

Citibank, N.A., as a Lender
By: /s/ Dhaya Ranganathan Name: Dhaya Ranganthan Title: Director

THE BANK OF NOVA SCOTIA, as a Lender
By: /s/ Frank Sandler Name: Frank F. Sandler Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH, as a Lender
By: /s/ Linda Tam Name: Linda Tam Title: Authorized Signatory

ABN AMRO Bank, N.V., as a Lender
By: /s/ Stephanie B. Casas Name: Stephanie B. Casas Title: Vice President
By: /s/ R. Scott Donaldson Name: R. Scott Donaldson Title: Vice President

WILLIAM STREET COMMITMENT CORPORATION, (Recourse only to assets of William Street Commitment Corporation)
By: /s/ J.M. Hill Jennifer M. Hill CFO

LEHMAN BROTHERS BANK, FSB, as a Lender
By: /s/ Janine B. Shugan Name: Janine B. Shugan Title: Authorized Signatory

UBS LOAN FINANCE, LLC
By: /s/ Salloz Sikka Salloz Sikka Associate Diretor Banking Product Services, US
By: /s/ Joselin Fernandes Joselin Fernandes Associate Diretor Banking Product Services, US

WACHOVIA BANK,NATIONAL ASSOCIATION as a Lender
By: /s/ Lawrence P. Sullivan Name: Lawrence P. Sullivan Title: Director

Deutsche Bank AG New York Branch, as a Lender
By: /s/ Michael Starmer-Smith Name: Michael Starmer-Smith Title: Managing Director
By: /s/ Joel Makowsky Name: Joel Makowsky Title: Director

Key Bank National Association, as a Lender
By: /s/ Thomas J. Purcell Name: Thomas J. Purcell Title: Senior Vice President

Merrill Lynch Bank, USA, as a Lender
By: /s/ Louis Alder Name: Louis Alder Title: Director

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH as a Lender
By: /s/ Paul Colon Name: Paul Colon Title: Director
By: /s/ Denise Alvarez Name: Denise Alvarez Title: Associate

MORGAN STANLEY BANK, as a Lender
By: /s/ Daniel Twenge Name: Daniel Twenge Title: Vice President

SunTrust Bank as a Lender
By: /s/ Mark A.Flatin Name: Mark A. Flatin Title: Director

Mizuho Corporate Bank, Ltd., as a Lender
By: /s/ Mark S. Gronich Name: Mark S. Gronich Title: Senior Vice President

THE BANK OF NEW YORK, as a Lender
By: /s/ John N.Watt Name: John N. Watt Title: Vice President

KBC BANK, N.V., as a Lender
By: /s/ Jean-Pierre Diels Name: Jean-Pierre Diels Title: First Vice President
By: /s/ Eric Raskin Name: Eric Raskin Title: Vice President

UFJ Bank Limited New York Branch as a Lender
By: /s/ John T. Feeney Name: John T. Feeney Title: Vice President